AMERICAN STORES COMPANY
                                 KEY MANAGEMENT
                      LONG-TERM PERFORMANCE INCENTIVE PLAN
                               1995 - 1996 - 1997


PLAN PURPOSE

The purposes of the American Stores Company Long-Term Performance Incentive Plan ("Plan") are to:

          focus executive's attention prospectively on long-term results and balance the effect of the short-term incentive plan;

          direct attention to overall corporate performance and reward achievement of the Company's long-term financial goals; and

          maintain the competitiveness of the American Stores' compensation program, and assist in retaining executives.

ELIGIBILITY

Participation in the American Stores Company Long-Term Performance Incentive Plan is limited to key executives who have a significant impact on the long-term results of the Company. Participation will be on a selected basis, reflecting position responsibilities and impact on long-term results.

PERFORMANCE CYCLES

Performance cycles will be three years in length, with a new cycle starting every year. Cash payments, if warranted by Corporate performance, will be made at the end of the three-year cycle. Thus, assuming performance goals continue to be met, payments will be made annually once the first cycle has been completed, based on results over the previous three years.

TARGETED AWARDS

Long-term performance award opportunities are designed to balance the effect of the Company's short-term incentive awards, to provide meaningful long-term incentive compensation and to result in competitive total direct compensation levels. The degree of attainment of the Corporation's long-term performance goals determines the actual size of the participant's awards. Target awards are 20% of the participants' average annual base salary over the three-year performance cycle based on achieving 100% of target earnings per share (E.P.S.). The award is increased for each 1% above the target E.P.S. (see Exhibit I). The maximum award attainable is 70% of the participant's average annual base salary over the three-year performance cycle.

PERFORMANCE MEASUREMENT

The 95-96-97 Plan will be based on total earnings performance based on E.P.S. At or before the beginning of each performance cycle, the specific performance criteria will be set by the Compensation and Stock Option Committee.

DETERMINATION OF INDIVIDUAL AWARDS

The award schedule is shown in Exhibit I. Exhibit II provides an example of the performance award calculation.

The E.P.S. award is based upon how the Company's total E.P.S. over the three-year cycle compares to the preset goal, as set by the Compensation and Stock Option Committee. As an example, if American Stores' total three year E.P.S. is 100% of target, the E.P.S. award would be 20% of the participant's average annual base salary over the three-year performance cycle.

ADMINISTRATION OF PLAN

The following are administrative guidelines for the American Stores Company Long-Term Performance Incentive Plan:

      * The Compensation and Stock Option Committee of The Board of Directors has final approval of the Plan. Determination of attainment of the performance measure will be made by the Compensation and Stock Option Committee.

      * Awards will be made in April following each performance cycle after the final financial results of American Stores Company have been approved.

      *   All awards will be made in cash.

      * In the case of death, disability as determined under the American Stores Long-Term Disability Plan, or retirement at or after age 57, generally a pro rata award will be made based upon the number of months of service completed during the award cycle (s) and the participant's average annual base salary. Payment will be made at the regular time at the end of the performance cycle (s) (i.e., after the final financial results of American Stores Company have been approved). A pro rata award will not be made to individuals retiring at or after age 57 who begin competing with the company within 1 year of leaving employment. For purposes of this paragraph the word "competing" shall mean working or consulting for a retail establishment in the food or drug business in direct competition with a business operated by the Company or its subsidiaries as a supermarket store, a drug store, a warehouse store, a club store or any combination thereof, or that primarily sells the products which constitute at least ten percent (10%) of the products sold in any of the stores described above.

      * Individuals who are selected to participate in the Plan during a cycle will receive an award prorated based on the salary received during the period they were participants in the Plan.

      * In the event your position responsibilities change (other than termination) to the extent that it is determined that you are no longer eligible to participate in the Plan, you will be paid at the end of the cycle an award prorated on the basis of time you were a participant.

      * Unless otherwise approved in writing by the Chairman of the Board, any participant who resigns or is terminated during a performance cycle forfeits all rights to any awards.

      * The Compensation and Stock Option Committee has authority to interpret the Plan and make all determinations required to administer the Plan.

      * For those bonus payments made after the calendar year in which the employee either dies or retirees at or after age 57, an additional payment will be made at the same time the bonus payment is made. The calculation for this payment will be:

          Bonus payment multiplied by the latest available American
          Store Retirement Estates (ASRE) company contribution on pay factor.

                     Plus

          Bonus payment multiplied by 6% and this result multiplied by the latest available ASRE company match on personal deposits factor.








                                    EXHIBIT I


                             AMERICAN STORES COMPANY

95-96-97 LONG-TERM INCENTIVE PLAN

E.P.S. AWARD SCHEDULE



      Total Three Year    Performance Award As A
      E.P.S. As  Percent  Percent of Average Annual
      of Target           Base Salary For the Cycle *        Ratio

      120%                70% = Maximum Award
                                                            3:1
      110%                40%
                                                            2:1
      100%                20%
                                                            1:1
       90%                10%
                                                            1:1
       80%                 0%

      * Performance award is paid at the end of each performance cycle (one cycle ending every three years), and is calculated using average annual base salary over the three-year performance cycle times the percentage performance award earned.



EARNINGS PER SHARE FOR 1995 - 1996 - 1997 PLAN

THREE YEAR TARGET E.P.S. IS $


The three year target  E. P. S. OF $       is based on the current number of
outstanding common shares which is approximately 142,900,000. In the event that the amount of common shares outstanding is increased through stock dividends or stock splits or conversion of convertible debt the target earnings per share will be adjusted.


                                   EXHIBIT II


                             AMERICAN STORES COMPANY

 PERFORMANCE AWARD CALCULATIONS

 1995-1996-1997


 To calculate your bonus determine the actual E.P.S. as a percentage of target and convert this into the "performance award" as a percent of average annual base salary.

 For example, if total 3 year E.P.S. as a percent of target is 105%, the performance award is 30% of your average annual base salary:

      20% at target plus 2% for each 1% above 100% of target ( 5 x 2% = 10%) for a total of 30%

 "Average annual base salary" is calculated by totaling salary while a participant and dividing by 3


     Example #1:         Year        Salary

                 95     95,000       Participant for full cycle
                 96    100,000       "average annual base
                 97    105,000       salary" is 100,000

 Average annual base salary x performance award as a percent of average annual base salary = LTIP Bonus Award
          100,000   X         30%       = LTIP Bonus of $30,000



     Example #2:         Year        Salary  Participant for last 30
                                     months of cycle
                 95     47,500       "average annual base
                 96    100,000       salary" is 84,167
                 97    105,000


 Average annual base salary x performance award as a percent of average annual base salary = LTIP Bonus Award
          84,167    X         30%       = LTIP Bonus of $25,250